As filed with the Securities and Exchange Commission on January 24, 1997

                                                 Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        PINNACLE BANKSHARES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

        Virginia                      6711                      54-1832714
        --------                      ----                     -----------
(State or Other Jurisdiction  (Primary Standard Industrial     (IRS Employer
Incorporation or Organization   Classification Code)         Identification No.)


                                                           Copy to:
            Robert H. Gilliam, Jr.                  Timothy P. Veith, Esq.
     President and Chief Executive Officer             Mays & Valentine
        Pinnacle Bankshares Corporation               1111 East Main St.,
               622 Broad Street                       NationsBank Center
           Altavista, Virginia 24517               Richmond, Virginia 23219
          Telephone: (804) 369-3000                Telephone: (804) 697-1265
      -----------------------------------        ---------------------------
(Name and Address of Agent for Service Process)

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [x]

                        CALCULATION OF REGISTRATION FEES
--------------------------------------------------------------------------------
Title of           Amount       Proposed Maximum  Proposed Maximum  Amount of
Securities to      To Be        Offering Price    Aggregate         Registration
Be Registered      Registered   Per Unit (1)      Offering Price    Fee
--------------------------------------------------------------------------------
Common Stock,      719,025      $17.60            $12,654,840.00    $3,834.80
($3.00 par value)  Shares

-----------------
(1) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457 on the basis of $17.60 per share, the book value for the stock on a pro forma basis, since no trading market yet exists for this stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               [The First National Bank of Altavista Letterhead]



                               February  __, 1997


Dear Fellow Shareholders:

                        You are cordially invited to attend the Annual Meeting of Shareholders of your Bank on April 8, 1997, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia. The accompanying Notice and Proxy Statement/Prospectus describe important matters to be presented at the meeting. Please give them your prompt attention.

                        At the Annual Meeting you will be asked to approve a proposal to adopt a bank holding company form of organization for the Bank. Under the proposal, the Bank will conduct its banking operations as a wholly-owned subsidiary of Pinnacle Bankshares Corporation, a Virginia corporation that will serve as the holding company for the Bank (the "Holding Company"). Each share of your stock in the Bank will be converted, in a tax-free transaction, into three shares of common stock of the Holding Company. Following the reorganization of the Bank into a holding company structure, your equity ownership in the Holding Company will be exactly the same as your present ownership in the Bank, and the Bank will continue to operate from the same offices it currently occupies.

                        The financial services industry is one of the most rapidly changing segments of Virginia's and the nation's economy. Historical distinctions between various types of financial institutions are eroding rapidly and banks are subject to new and more aggressive competition from every side. Your Board believes that the greater flexibility and investment opportunities provided by the establishment of a holding company will facilitate the fulfillment of our customers' needs in this rapidly changing environment. The Board of Directors encourages you to read carefully the enclosed Proxy Statement/Prospectus and to VOTE FOR the reorganization of the Bank.

                        At the meeting, you also will vote on the election of all of the directors of the Bank for the coming year. Your Board of Directors unanimously supports these individuals and recommends that you VOTE FOR them as directors.

                        We hope you can attend the Annual Meeting. Whether of not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.

                                          Sincerely,



                                          Robert H. Gilliam, Jr.
                                          President and Chief Executive Officer

                      THE FIRST NATIONAL BANK OF ALTAVISTA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 8, 1997


To Our Shareholders:

            The Annual Meeting of Shareholders of The First National Bank of Altavista (the "Bank") will be held, on Tuesday, April 8, 1997, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia for the following purposes:

            1. To approve an Agreement and Plan of Reorganization dated as of January 22, 1997 (the "Agreement"), a copy of which is attached to the accompanying Proxy Statement/Prospectus as Exhibit A, providing for the merger of the Bank into a wholly-owned national bank subsidiary of Pinnacle Bankshares Corporation, a Virginia corporation, formed to serve as the holding company for the Bank;

            2. To elect the directors of the Bank for a one year term and until their successors are elected and qualified;

            3. To transact such other business as may properly come before the meeting.

            Shareholders of record at the close of business on February __, 1997, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


                                     By Order of the Board of Directors



                                     -------------------
                                     Robert H. Gilliam, Jr.
                                     President and Chief Executive Officer

February __, 1997


            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

         THE BOARD OF DIRECTORS OF FIRST NATIONAL BANK RECOMMENDS THAT
                  SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT.

                                      THE
                              FIRST NATIONAL BANK
                                       OF
                                   ALTAVISTA
                           -------------------------

                          PROXY STATEMENT / PROSPECTUS
                         719,025 SHARES OF COMMON STOCK
                                       OF
                        PINNACLE BANKSHARES CORPORATION
                           -------------------------

                                  INTRODUCTION

            This Proxy Statement/Prospectus is furnished to shareholders of The First National Bank (the "Bank") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Meeting of Shareholders to be held on April 8, 1997, at the time and place set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement/Prospectus and the enclosed form of proxy are being mailed to the shareholders of the Bank on or about February __, 1997.

            At the Annual Meeting, shareholders will be asked to approve the reorganization of the Bank into a holding company structure (the "Reorganization") in accordance with the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of January 22, 1997 (the "Agreement"), a copy of which is attached as Exhibit A to this Proxy Statement/Prospectus. The Agreement provides for the merger of the Bank into a wholly-owned subsidiary of Pinnacle Bankshares Corporation, a Virginia corporation recently organized to serve as the holding company for the Bank (the "Holding Company"). Under the terms of the Agreement, the Bank will be merged into Pinnacle Bank, N.A., a newly chartered subsidiary bank of the Holding Company organized to serve as a vehicle in accomplishing the Reorganization ("Pinnacle Bank"). At the effective date of the Reorganization, each outstanding share of common stock of the Bank will be converted, in a tax-free transaction, into three shares of common stock of the Holding Company. After consummation of the Reorganization, the Bank will conduct its business as a wholly-owned subsidiary of the Holding Company in substantially the same manner and from the same offices as the Bank did before the Reorganization. See "The Proposed Reorganization."

            This Proxy Statement/Prospectus also serves as the prospectus for the Holding Company as it relates to the 719,025 shares of Holding Company common stock, par value $3 per share, to be issued to the shareholders of the Bank in exchange for their shares of Bank common stock. The Holding Company has filed a Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of Holding Company common stock to be issued in connection with the Reorganization.

            At the Annual Meeting, you also will vote on the election of all of the directors of the Bank for the coming year. With the exception of the election of Herman P. Rogers, Jr. to replace Hugh W. Rosser, who is retiring, the same individuals are currently serving as directors of the Bank.

            The principal offices of the Bank and the Holding Company are at 622 Broad Street, Altavista, Virginia 24517 (telephone: (804) 369-3000).

                           -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

      The date of this Proxy Statement / Prospectus is February __, 1997.

                             AVAILABLE INFORMATION

            The First National Bank is not currently subject to the informational reporting requirements of the rules and regulations of the Office of the Comptroller of the Currency (the "OCC") or any other agency.

            Pinnacle Bankshares Corporation, the proposed one-bank holding company that will become the parent corporation of the Bank, has filed with the Securities and Exchange Commission ("SEC") a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Holding Company Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For further information and reference, the Registration Statement and the exhibits thereto may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

            Pursuant to the Reorganization, the Holding Company will be subject to reporting responsibilities under the Exchange Act. Following the Reorganization, the Holding Company must comply with the reporting requirements of the SEC, and will file such reports and information with the SEC.

            The Bank's Annual Report (including financial statements) for the year ended December 31, 1996, which Report includes audited consolidated financial statements of the Bank for the two years ended December 31, 1996 and five-year summary financial information is included with this Proxy Statement/Prospectus in connection with the 1997 Annual Meeting of Shareholders. The Annual Report is prepared in conformity with generally accepted accounting principles. Copies of the Bank's audited financial statements, and unaudited quarterly reports to shareholders and call reports will be available for inspection by shareholders at the Annual Meeting. Copies of all financial statements will be made available upon request. In addition, copies of the Bylaws of the Holding Company will be available for inspection at the Annual Meeting and will be provided upon request prior to the meeting. All requests for copies of information should be directed to the Bank's Chief Financial Officer at the Bank's Main Office at the address set forth on the first page of this Proxy Statement/Prospectus or by telephone to Dawn P. Crusinberry at (804) 369-3000.

                                TABLE OF CONTENTS

                                                                      Page

Summary of the Proxy Statement/Prospectus............................   4

General Information..................................................   7
  Use and Revocation of Proxies......................................   7
  Shareholders Entitled to Vote and
    Vote Required....................................................   7
  Solicitation of Proxies............................................   7
  Financial Statements...............................................   7

The Proposed Reorganization..........................................   8
  Description of the Reorganization..................................   8
  Reasons for the Reorganization.....................................   8
  Anticipated Effective Date of the
    Reorganization...................................................   9
  Conversion and Exchange of Stock...................................   9
  Federal Income Tax Consequences....................................   9
  Required Regulatory Approvals......................................  10
  Possible Abandonment of the
    Reorganization...................................................  10
  Rights of Dissenting Shareholders..................................  10

Certain Effects of the
  Reorganization.....................................................  11
   Anti-Takover Effects of the Reorganization........................  11
  Comparison in the Rights of
    Shareholders.....................................................  11
  Historical and Pro Forma
    Capitalization...................................................  16
  Regulation and Supervision.........................................  18

The Holding Company..................................................  18
  General............................................................  18
  Management and Operations After
    the Merger.......................................................  18

                                                                     Page

Indemnification of Directors and
  Officers...........................................................  19
Pinnacle Bank, N.A. .................................................  20
Description of Holding Company Capital
    Stock............................................................  20
Market for the Holding Company's
   Common Stock......................................................  21

First National Bank of Altavista
 Business............................................................. 22
 Securities Ownership of Centain
    Beneficial Owners................................................. 22
 Election of Directors; Management.................................... 22
 Meetings and Committees of the
   Board of Directors................................................. 24
 Executive Compensation............................................... 25
 Transactions with Management......................................... 25
 Performance Graph.................................................... 25
 Principal Security Holders........................................... 25

Supervision and Regulation............................................ 25
 General.............................................................. 25
 The Holding Company.................................................. 26
 The First National Bank of Altavista and the
 Continuing Bank...................................................... 28

Appointment of Auditors............................................... 30

Other Matters......................................................... 31

Legal Matters......................................................... 31

Experts............................................................... 31

Shareholder Proposals................................................. 31

            No person has been authorized to give any information or to make any representations not contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell any securities other than the securities to which it relates or an offer to sell any securities covered by this Proxy Statement/Prospectus in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer. Neither the delivery hereof nor any distribution of securities of Pinnacle Bankshares Corporation (the "Holding Company") made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

            The following material is qualified in its entirety by the information appearing elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto.

Annual Meeting

            Date, Time and Place. April 8, 1997 at 11:30 am. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia.

            Purpose. To adopt the Agreement providing for the establishment of a holding company structure for the Bank. The affirmative vote of more than two-thirds of the outstanding shares of Bank common stock will be required to approve the Agreement. In addition, shareholders will vote to elect directors of the Bank for a one year term and until their successors are elected and qualified.

The Reorganization

            At the direction of the Board of Directors of the Bank, the Holding Company was incorporated on January 22, 1997 under the laws of Virginia to serve as the holding company for the Bank. A new national banking association also has been organized as a wholly-owned subsidiary of the Holding Company for the sole purpose of serving as a vehicle in the formation of the proposed holding company for the Bank. Pursuant to the Agreement, the Bank will be merged into the newly-organized bank. The bank resulting from that merger (the "Continuing Bank") will conduct its business in substantially the same manner and from the same offices as the Bank did prior to the Reorganization. At the effective date of the Reorganization, shareholders of the Bank will automatically become shareholders of the Holding Company and will receive three shares of Holding Company common stock in exchange for each share of Bank common stock they hold. See "The Proposed Reorganization - Description of the Reorganization."

Reasons for the Reorganization

            The Board of Directors believes the establishment of a holding company structure for the Bank will provide greater flexibility in responding to the expanding financial needs of the Bank's customers and in meeting increasing and ever-changing forms of competition for financial services. The holding company structure will also afford certain investment opportunities and options that are otherwise not available currently to the Bank. See "The Proposed Reorganization Reasons for the Reorganization."

Federal Income Tax Consequences

            The Reorganization is intended to qualify for federal income tax purposes as a tax-free "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code in which no gain or loss will be recognized by a Bank shareholder upon the receipt of Holding Company common stock in exchange for Bank common stock. See "The Proposed Reorganization - Federal Income Tax Consequences."

Comparison in the Rights of Shareholders

            As set forth herein, there are certain material differences between your rights as a Bank shareholder and your rights as a Holding Company shareholder. The differences are described in detail under "Certain Effects of the Reorganization - Comparison of the Rights of Shareholders." For instance, shareholders of the Bank currently have preemptive rights to acquire additional shares of Bank stock and cumulative voting rights in the election of directors. The shareholders of the Holding Company will not be entitled to these rights. In addition, in order to enhance the Holding Company's flexibility in raising additional capital and in negotiating for the acquisition of other businesses, its Articles of Incorporation contain provisions that vary in several respects from the current Articles of Association of the Bank. Listed below are the major differences.

            First, the Holding Company will be authorized to issue up to 3,000,000 shares of common stock and up to 1,000,000 in preferred stock while the Bank is currently authorized to issue 350,000 shares of common stock. Second, directors of the Holding Company will serve staggered, three-year terms, instead of one-year terms which Bank directors currently serve, and may be removed only for cause and by vote of holders of two-thirds of Holding Company common stock. Third, the Holding Company may have a minimum of three directors, while the Bank must have at least five. It is currently contemplated that the Holding Company will have eleven directors initially. Fourth, the Holding Company's Articles of Incorporation provide for changes in the requirements of shareholder approvals for certain fundamental corporate transactions. Last, the directors and officers of the Holding Company will be entitled to greater rights of indemnification and protected to a greater extent from liability in shareholder and derivative actions than current Bank directors. See "Certain Effects of the Reorganization - Comparison of the Rights of Shareholders."

Anti-takeover Effect of the Reorganization

            The Holding Company's Articles of Incorporation and the Virginia Stock Corporation Act (the "Virginia SCA") contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Holding Company. These provisions, and the ability of the Board of Directors to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors. The protective provisions contained in the Holding Company's Articles of Incorporation and provided by the Virginia SCA are discussed in further detail under "Certain Effects of the Reorganization - Comparison of the Rights of Shareholders."

Government Regulation and Supervision

            After the effective date, the Holding Company will be subject to the Bank Holding Company Act of 1956, as amended (the "BHCA of 1956"), and will be subject to regulation by the Board of Governors of the Federal Reserve System (the "FRB") with respect to its operations as a bank holding company. The Continuing Bank will continue to be subject to regulation by the OCC. See "Regulation and Supervision."

Rights of Dissenting Shareholders

            Those shareholders of the Bank who object to the Reorganization will be entitled to dissenters' rights to receive the fair value of their shares pursuant to the National Bank Act.

Conditions for Consummation; Anticipated Effective Date; Termination

            The consummation of the Reorganization is subject to, among other things, (i) the affirmative vote of more than two-thirds of the outstanding shares of Bank common stock, and (ii) the approval by the OCC and the FRB. Applications for approval of the Reorganization were filed with the OCC and the FRB on January __, 1997, and the Reorganization is expected to be consummated on or about [May 1, 1997] (the "Effective Date"). The Reorganization may be terminated by either the Holding Company, Pinnacle Bank or the Bank prior to the approval of the Agreement by the shareholders of such party or by the mutual consent of the Boards of Directors of the Holding Company, Pinnacle Bank and the Bank after any required shareholder approvals are received. See "The Proposed Reorganization - Possible Abandonment of the Reorganization."

                   Selected Historical Financial Information
                             of First National Bank



                                                                Years Ended December 31,
                                    ---------------------------------------------------------------------------------------
                                    1996                 1995                 1994                1993              1992
                                    ----                 ----                 ----                ----              ----
                                                         (In thousands, except ratios and per share amounts)
Income Statement Data:
 Net interest income                $4,749               $4,388               $4,595              $4,163             $3,908
 Provision for loan losses             205                  240                  200                 210                247
 Other income                          378                  192                  340                 363                359
 Other expenses                      2,764                2,712                2,581               2,370              2,214
 Income tax expense                    573                  438                  626                 546                513
 Net income                         $1,585               $1,190               $1,528              $1,401             $1,292

Per Share Data: (3)
 Net income                          $6.61                $4.97                $6.38               $5.84              $5.39
 Cash dividends                       1.78                 1.68                 1.54                1.33               1.10
 Book value                         $52.81               $48.86               $42.53              $39.94             $35.43

Balance Sheet Data:
 Assets                           $124,951             $119,380             $116,024            $115,888           $114,593
 Loan, net of unearned income
  and allowance for loan losses     79,842               75,484               73,063              65,293             57,213
 Total investment securities (1)    35,766               34,647               34,613              38,708             34,730
 Deposits                          111,204              106,678              104,952             105,551            105,396
 Stockholders' equity (2)          $12,657              $11,709              $10,194              $9,573             $8,492
 Average shares outstanding (3)    239,675              239,675              239,675             239,675            239,675

Performance Ratios:
 Return on average assets            1.30%                1.01%                1.29%               1.21%              1.17%
 Return on average equity           13.01%               10.87%               15.46%              15.51%             13.99%
 Dividend payout                    26.93%               33.80%               24.14%              22.77%             20.41%

Capital Ratios:
 Leverage                           10.14%               9.63%                 8.89%               8.18%              7.25%
 Risk-based:
   Tier 1 capital                   15.79%               15.06%               14.45%              14.09%             14.08%
   Total capital                    16.63%               15.88%               15.22%              14.87%             14.62%
 Average equity to
   average assets                   10.01%               9.27%                 8.33%               7.78%              7.20%


-------------


(1) Investment securities at December 31, 1995 and 1996 reflect an increase of $300, and a decrease of $18, respectively, representing net unrealized gains in 1995 and net unrealized losses in 1996. Such amounts resulted from the adoption in 1994 of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 3 of the 1996 audited financial statements of the Bank.
(2) Stockholders' Equity at December 31, 1995 and 1996 reflects an increase of $198, and a decrease of $12, representing net unrealized gains in 1995 and net unrealized losses in 1996. Such amounts resulted from the adoption in 1994 of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 3 of the 1996 audited financial statements of the Bank.
(3) All share and per share data have been retroactively adjusted to reflect stock dividends.

                              GENERAL INFORMATION

Use and Revocation of Proxies

            If the enclosed proxy is properly executed and returned in time for voting at the Annual Meeting, the shares represented thereby will be voted in accordance with such instructions. If no instructions are given in a returned, executed proxy, the proxy will be voted in favor of the Reorganization, and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.

            Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy and for any reason desires to revoke it may do so at any time before the proxy is exercised by filing with the Secretary of the Bank an instrument revoking it or a duly exercised proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Shareholders Entitled to Vote and Vote Required

            Only holders of record of Bank common stock at the close of business on February __, 1997 are entitled to vote at the Annual Meeting. On the record date there were 239,675 shares of Bank common stock, par value $2.00 per share, outstanding and entitled to vote. Each share of outstanding Bank common stock is entitled to one vote on all matters presented at the Annual Meeting. In order for the Reorganization to become effective, more than two-thirds of the outstanding shares of Bank common stock must be voted in favor of the Reorganization. On all other matters, an affirmative vote by the holders of a majority of shares represented at the meeting is be required for such approvals.

            Directors, executive officers and their affiliates beneficially own and may vote 12,134 of the outstanding shares of the Bank's stock entitled to vote on the Reorganization, which shares represent 5.1% of the votes required to approve the Reorganization.

Solicitation of Proxies

            The Bank will bear its own expenses incident to soliciting proxies. Directors, officers, employees and agents of the Bank acting without commission or other special compensation may solicit proxies in person, by telephone or by mail.

Financial Statements

            The Annual Report to Shareholders for the year ended December 31, 1996 is included with this Proxy Statement/Prospectus to inform shareholders of the Bank's recent financial performance. Additional copies of the reports will be furnished without charge to shareholders upon written request directed to the Bank's Cashier at the address set forth at the end of this Proxy Statement/Prospectus. The above-referenced financial statements will be available at the Annual Meeting for inspection by shareholders. Additional financial information will be provided upon request. Please refer to the instructions in "Available Information" above.

                          THE PROPOSED REORGANIZATION

Description of the Reorganization

            The Board of Directors of the Bank has unanimously approved the proposed Reorganization whereby the business of the Bank will be conducted under a holding company structure. The Holding Company was organized in January of this year under the laws of Virginia at the direction of the Board of Directors of the Bank to serve as the holding company for the Bank. In addition, Pinnacle Bank filed an application with the OCC to be organized in late January 1997 at the direction of the Board of Directors of the Holding Company.

            The Bank, Pinnacle Bank and the Holding Company have entered into the Agreement under the terms of which the Bank will be merged into Pinnacle Bank, with the bank resulting from the Reorganization to continue the business of the Bank as a wholly-owned subsidiary of the Holding Company. (Since the identities and business of both the Bank and Pinnacle Bank will be merged into one entity that will continue after the Reorganization as one bank, the bank surviving the Reorganization is referred to in this Proxy Statement/Prospectus as the "Continuing Bank".) Pinnacle Bank will be the Continuing Bank pursuant to the Reorganization. Pinnacle Bank is a national banking association formed as an interim bank solely to effectuate the Reorganization. Pursuant to the Reorganization, the Bank will be merged into Pinnacle Bank, and Pinnacle Bank's Articles of Association and Bylaws which are substantially identical to the Bank's Articles of Association and Bylaws, will become the Articles of Association and Bylaws of the surviving subsidiary bank. In addition, Pinnacle Bank will change its name to The First National Bank of Altavista as a part of the consummation of the Reorganization. Upon consummation of the Reorganization, shareholders of the Bank automatically will become shareholders of the Holding Company and will receive three shares of Holding Company common stock for each share of Bank common stock they held at the Effective Date.

            The Continuing Bank will conduct its business in the same manner as the Bank prior to the Reorganization. In addition, the Continuing Bank will succeed to and hold all the rights, franchises and interests in and to every type of property (real, personal, and mixed) that were held by both the Bank and Pinnacle Bank immediately prior to the Reorganization. The Continuing Bank also will be liable for all liabilities of the Bank and Pinnacle Bank at the time of the Reorganization. (Pinnacle Bank will not incur any significant liabilities pursuant to the Reorganization nor will it open for business prior to the Reorganization). The officers and personnel of the Bank will continue in their same capacity with the Continuing Bank.

            The Bank will pay all expenses incurred in connection with the Reorganization, including the costs of organizing the Holding Company and Pinnacle Bank.

Reasons for the Reorganization

            The financial services industry is one of the most rapidly changing segments of the American economy. Historical distinctions between various types of financial institutions are eroding rapidly as a result of legislative changes and changing regulatory philosophies. In addition, traditional restrictions on branch banking have given way to multi-state banking and multi-bank holding companies. Accordingly, banks are subject to aggressive competition from a wide variety of institutions offering an expansive array of financial products and services. Current laws and regulations applicable to banks limit their ability to supplement traditional financial services and products and to diversify into other banking-related ventures in response to increasing competition and changing customer needs.

            The laws and regulations applicable to bank holding companies, however, allow holding companies greater flexibility in expanding their markets and in increasing the variety of services they and their subsidiaries provide their customers. Thus, Management and the Board of Directors of the Bank believe that the new corporate structure will enhance the institution's ability to compete under existing laws and regulations and to respond effectively to changing market conditions.

            Currently, neither the Bank nor the Holding Company has made any commitment to expand significantly its market through the acquisition of existing banks or to engage in activities other than those currently conducted by the Bank. If the Reorganization is approved, the Board anticipates that the Holding Company structure will provide a mechanism to facilitate future combinations with other financial institutions, should suitable opportunities arise for acquisition, expansion or affiliation. In addition, the Holding Company structure may provide opportunities to engage in new activities related to banking.

Anticipated Effective Date of the Reorganization

            If the holders of more than two-thirds of the outstanding shares of Bank common stock approve the Agreement, the Reorganization will become effective upon satisfaction of certain conditions and the receipt of required regulatory approvals, including approval by the FRB and the OCC. Applications for approval of the Reorganization have been filed with the FRB and the OCC. Subject to receipt of all requisite regulatory approvals and the satisfaction of all other conditions to the Reorganization, the objective is to have the Reorganization declared effective on or about [May 1, 1997] ( the "Effective Date").

Conversion and Exchange of Stock

            On the Effective Date, shareholders of the Bank will become shareholders of the Holding Company. Each share of Bank common stock, par value $2.00 per share, will be converted into three shares of Holding Company common stock, par value of $3.00 per share (the "Exchange Ratio"). Outstanding certificates representing shares of Bank common stock will thereafter represent three shares of Holding Company common stock. Upon consummation of the Reorganization, promptly after the Effective Date, the Holding Company, as the exchange agent, will mail to Bank Common Stock shareholders who hold stock immediately prior to the Effective Date a letter of transmittal and instructions related to the exchange of their Bank Common Stock certificates representing the number of shares of Holding Company Common Stock into which their Bank Common Stock has been converted as a result of the Reorganization.

            BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

Federal Income Tax Consequences

            The Reorganization is intended to qualify as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code, and the federal income tax consequences summarized below are based on that assumption. One condition to consummation of the Reorganization is the Bank's receipt of an opinion of Mays & Valentine, counsel to the Bank and Holding Company, to the effect that the Reorganization will qualify as a reorganization under Section 368(a)(1)(A) and that, for the Bank's shareholders who receive Holding Company common stock for their Bank common stock, the exchange will result in the non-recognition of gain or loss.

            The Bank's shareholders will not recognize any gain or loss on the exchange of Bank common stock solely for Holding Company common stock. A shareholder's tax basis in the shares of Holding Company common stock received in exchange for his Bank common stock will equal his tax basis in the shares of Bank common stock exchanged therefor. The holding period for those shares of Holding Company common stock will include the shareholder's holding period for the shares of Bank common stock exchanged therefor, if they are held as a capital asset at the time of the exchange.

            Upon consummation of the Reorganization, no gain or loss will be recognized by the Holding Company or Bank.

            The foregoing discussion of federal income tax consequences is a summary of general information. Due to the individual nature of the tax consequences of a Reorganization, each Bank shareholder is urged to consult his or her own tax advisor with regard to federal, state and local tax consequences of the Reorganization.

Required Regulatory Approvals

            The Reorganization must be approved by the FRB and the OCC. Management of the Bank has filed the required applications for approval of the Reorganization with the appropriate regulatory authorities. Subject to the approval of the FRB and the OCC and the satisfaction of all other conditions to the Reorganization, Management believes that the Reorganization will be declared effective on or about [May 1, 1997].

Possible Abandonment of the Reorganization

            Consummation of the Reorganization is subject to obtaining the required shareholder approval and various regulatory approvals. The Agreement may be terminated by the unilateral action of the Boards of Directors of the Bank, Pinnacle Bank or the Holding Company prior to the approval of the Agreement by the shareholders or by the mutual consent of the respective Boards of Directors of the Bank, Pinnacle Bank and the Holding Company after any required shareholder approval has been received.

Rights of Dissenting Shareholders

            Pursuant to 12 U.S.C. ss. 215a(b), the holders of Bank Common Stock are entitled to dissent and obtain payment for the fair value of their shares in the event that the Reorganization is consummated. If (a) the Agreement and the Reorganization are approved by the requisite number of holders of Bank Common Stock; and (b) the Reorganization receives all necessary regulatory approvals, then any shareholder of the Bank who has voted against the Reorganization at the Annual Meeting, or who has given notice in writing at or prior to such meeting to the presiding officer that he or she dissents from the Reorganization, shall be entitled to receive the value of the shares so held, upon written request made to the Bank at any time before thirty days after the date of consummation of the Reorganization, accompanied by surrender of his or her stock certificates.

            The value of the shares of any dissenting shareholder shall be ascertained, as of the Effective Date of the Reorganization, by an appraisal made by a committee of three persons, composed of (1) one appraiser selected by the vote of a majority of the stockholders who dissent and are entitled to payment in cash; (2) one appraiser selected by the directors of the Bank; and
(3) one appraiser selected by the two appraisers so selected. The valuation agreed upon by any two of the appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested the payment, that shareholder may, within five days after being notified of the appraised value of the shares, appeal to the OCC, who shall cause a reappraisal to be made. Any such reappraisal shall be final and binding as to the value of the shares of the appellant.

            If, within 90 days from the date of consummation of the Reorganization, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Holding Company. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the Holding Company. The shares of stock of the Holding Company which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the Holding Company at an advertised public auction, and the Holding Company shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefore, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its Board of Directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The provisions of this subsection shall apply only to shareholders of (and to stock owned by them in) the Bank, merged into the Continuing Bank, in exchange for Holding Company Common Stock.

            The foregoing discussion describes the provisions of the National Bank Act, 12 U.S.C. ss. 215a(b), deemed material by the Bank; however, shareholders are urged to review the section in its entirety, which is included as Exhibit B to this Proxy Statement/Prospectus. Any shareholder who intends to dissent from the Reorganization should review the text of those provisions carefully and also should consult with his or her attorney. No further notice of the events giving rise to dissenter's rights or any steps associated therewith will be furnished to Bank shareholders, except as indicated above or otherwise required by law.

            Any dissenting shareholder who exercises his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary income or capital gain will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Reorganization - Certain Federal Income Tax Consequences."



                     CERTAIN EFFECTS OF THE REORGANIZATION

Anti-Takeover Effects of the Reorganization

            The Holding Company's Articles of Incorporation and the Virginia SCA contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Holding Company. These provisions, which are discussed in greater detail below, including the ability of the Board of Directors to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of Holding Company Common Stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and potentially could affect adversely the market price of Holding Company Common Stock.

            The provisions included in the Holding Company's Articles are not adopted in response to or with knowledge of any takeover attempts or "unfriendly" efforts to gain control of the Bank. The Boards of the Bank and Holding Company propose these provisions in order to provide standard corporate protections common among bank holding companies and in the best interests of current Bank shareholders who will become shareholders of the Holding Company upon consummation of the Reorganization. Also, there are no additional plans to adopt other anti-takeover provisions following the Reorganization. The Board of the Bank and the Holding Company unanimously adopted these proposed provisions. However, the Holding Company Board members do have an interest in adoption of the provisions pursuant to the Reorganization. Provisions providing for staggered Board terms and removal of directors only for cause may stabilize the composition of the board.

            The protective provisions contained in the Holding Company's Articles and provided by the Virginia SCA are summarized in further detail in the sections immediately below. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Holding Company's Articles and the statutory provisions contained in the Virginia SCA.

Comparison in the Rights of Shareholders

            General. The Bank is a national bank subject to the provisions of the National Bank Act (the "NBA"). Shareholders of the Bank, whose rights are governed respectively by the Bank's Articles of Association and Bylaws will become shareholders of the Holding Company upon consummation of the Reorganization. The rights of such shareholders will then be governed by the Holding Company's Articles, the Holding Company's Bylaws and by the Virginia SCA.

            Except as set forth below, there are no material differences between the rights of the Bank's shareholders and the rights of shareholders receiving Holding Company Common Stock in the Reorganization. This summary is qualified in its entirety by reference to the Articles of Association and Bylaws of the Bank and to the NBA and the Articles of Incorporation and Bylaws of the Holding Company and the Virginia SCA.

            Authorized Capital. The Bank's Articles of Association (the "Bank Articles") authorize the issuance of up to 350,000 shares of Bank Common Stock, par value $2.00 per share, of which 239,675 shares were issued and outstanding as of December 31, 1996. The Bank is not authorized to issue shares of preferred stock. The Holding Company's Articles will authorize the issuance of up to

3,000,000 shares of Holding Company Common Stock, par value $3.00 per share, of which no shares were issued and outstanding as of the date of these proxy materials. In addition, the Holding Company's Articles authorize the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Board of Directors is authorized, without shareholder approval, to assign preferences, rights and limitations to the shares of Preferred Stock when they are issued. This authority gives the Board of Directors of the Holding Company flexibility in the structuring and financing of acquisitions and other financial activities. The Holding Company may use the Preferred Stock to help deter hostile takeover attempts by assigning certain rights and preferences to the Preferred Stock which could adversely affect the voting power of the holders of Holding Company Common Stock thus making it more difficult for a third party to gain control of the Bank. No shares of Preferred Stock will be issued pursuant to the Reorganization and the boards of directors of the Holding Company, the Bank, and the Receiving Bank, in the Agreement have not and do not anticipate that any shares will be issued as of the date hereof.

            Shareholder Vote Required for Certain Actions. The Virginia SCA and the NBA provide that an amendment to a corporation's or bank's charter must be approved by each voting group entitled to vote on the proposed amendment. Under the Virginia SCA and the NBA, an amendment to a bank's articles of incorporation or association must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, in Virginia, a bank's articles of incorporation may require a greater vote or a lesser vote, which may not be less than a majority, by each voting group entitled to vote on the transaction.

            The Bank Articles provide that an amendment of the Bank's Articles may be approved by shareholders owning a majority of the stock in the Bank, consistent with applicable laws. Other fundamental matters, such as mergers, dissolution, sale of substantially all the assets, etc. (referred to hereinafter as "Fundamental Actions"), must be approved by 80% of the shares outstanding. The 80% voting requirement is not applicable if a Fundamental Action is approved by a majority of the Board, in which case a Fundamental Action requires the affirmative vote of two-thirds of the outstanding Bank shares. The Bank's Bylaws may be amended at any regular meeting of the Board of Directors by a majority vote of the directors in office.

            Similarly, the Holding Company's Articles decrease the shareholder vote required to approve Fundamental Actions to a majority of the shares entitled to be cast, provided that two-thirds of the members of the Board of Directors then in office have approved and recommended the Fundamental Action. In the absence of such approval and recommendation by the Board, the vote required for approval of Fundamental Actions is increased to 80% or more of the shares entitled to vote on the matter.

            The effect of this provision is to make shareholder approval of Fundamental Actions less difficult to obtain in the case of Fundamental Actions favored by the Board of Directors. A lower required shareholder vote will benefit the Holding Company in terms of cost savings related to the solicitation efforts necessary to obtain a more than two-thirds vote. If, however, the incumbent Board does not approve a Fundamental Action by at least a two-thirds vote, this provision will make approval of the Fundamental Action subject to the 80% affirmative vote requirement and therefore more difficult to obtain. For this reason, the provisions of the Holding Company's Articles have anti-takeover implications in that it makes a Fundamental Action not substantially favored by the Board more difficult to adopt.

            The Holding Company Articles provide that an amendment of the Articles may be approved by a vote of a majority of shareholders entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval. If the amendment is not so approved, the amendment must be approved by the vote of 80% or more of all votes entitled to be cast by each voting group entitled to vote on the amendment. The Holding Company's Bylaws provide that the power to amend the Bylaws is vested in the Board of Directors. Thus, the Holding Company's Bylaws may be amended by a majority of the directors present at a meeting which was properly called and at which a quorum is present. Also, under the Virginia SCA, the Bylaws may be amended by action of a majority of the shareholders.

            Size and Classification of Board of Directors. The Bank's Articles provide for a board of directors consisting of not less than 5 nor more than 25 individuals, the exact number to be fixed from time to time by a resolution of a majority of the full Bank Board or by resolution of the shareholders at any annual or special meeting. The Bank Board, however, may not increase the number of directors by more than two between shareholders' meetings. The NBA requires that each director own Bank common stock having a par value of not less than $1,000, or stock in like amount of the bank's holding company.

            The Holding Company's Articles provide for a board of directors consisting of a minimum of 3 and a maximum of 15 individuals. The Holding Company's Articles provide that directors are divided into three classes as nearly equal as possible, to be elected to consecutive three-year terms, with the first class' term expiring in 1998. Directors of a class whose term expires, or their replacements, will be elected at the next annual meeting of shareholders.

            Vacancies and Removal of Directors. The Bank's Bylaws provide that vacancies on the Board of Directors may be filled by a majority vote of the remaining directors. The NBA provides that any director appointed following a vacancy shall hold office until the next election of directors. Neither the NBA nor the Bank Articles or Bylaws provide for the removal of directors.

            The Holding Company Articles provide that the directors then in office, whether or not a quorum, may fill a vacancy by majority vote, and the successor's class will coincide with the class of the director whose vacancy was filled. The successor will serve until the next annual meeting of shareholders, at which time the successor will be up for election to serve for the remaining term of the vacated directorship. Holding Company directors may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

            Director Liability and Indemnification. The Bank Articles provide that the Bank may indemnify a director or officer made a party to a proceeding because he is or was a director of officer of the bank if he is adjudged to have been not guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Bank. The Bank may not indemnify a director or officer in connection with a proceeding by or in the right of the Bank if he is judged liable, in connection with an administrative proceeding by a bank regulatory agency which results in a final order assessing civil money penalties requiring payments to the Bank or requiring removal or prohibiting participation in the Bank's affairs, or in connection with a proceeding charging personal benefit to the director or officer in which he is adjudged liable.

            The Bank must indemnify a director or officer for reasonable expenses if he entirely prevails in the defense of a proceeding brought because he is an officer or director. In addition, the Bank may advance expenses for defending such a proceeding under certain circumstances, especially when the matter is a regulatory action and a majority of the disinterested directors conclude that the director or officer is substantially likely to succeed and has the ability to repay if necessary. Also, the individual may apply to a court for an order directing the Bank to make advances or reimburse expenses.

            The Bank may not indemnify a director or officer unless a determination is made that he or she met the required standard of conduct (i) by a majority of a quorum of the board, (ii) if a quorum cannot be obtained, by a majority of a committee consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or the disinterested directors, or (iv) by shareholders who are not parties to the proceeding. Insurance on behalf of directors and officers may be carried by the Bank, except no such insurance may cover civil money penalties, payments due to the Bank, or removal from office or restriction of activities with the Bank. The Bank may make any further indemnity it deems proper, except no indemnity is available for willful misconduct or a knowing violation of criminal law.

            The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

            The Holding Company Articles provide that to the full extent permitted by the Virginia SCA each director and officer shall be indemnified against liabilities, penalties and claims imposed by reason of that person serving as a director or officer of the Holding Company, except as to matters for which he is finally adjudged liable due to willful misconduct or knowing violation of criminal law. The Holding Company Articles also provide that liability of each director and officer shall be limited to the full extent permitted by the Virginia SCA in any proceeding brought by a shareholder in the right of the Holding Company or brought by or on behalf of shareholders of the Holding Company, except that liability shall not be limited in the case of willful misconduct or a knowing violation of criminal or securities laws on the part of the director or officer. Finally, a majority of a quorum of the disinterested directors may indemnify or contract to indemnify any person against liabilities, fines, penalties and claims imposed or asserted due to that person acting as an employee, agent or consultant of the Holding Company, to the same extent such indemnification may be available to a director or officer.

            Special Meetings of Shareholders. The Bank's Articles provide that special meetings of the shareholders may be called by the Board of Directors or by five or more shareholders owning, in the aggregate, not less than 50% of the outstanding stock of the Bank. The Virginia SCA provides that a special meeting of shareholders may be held at the request of the chairman of the board of directors, the president, the board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws. The Holding Company's Bylaws provide that special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board or the President.

            Director Nominations. It is the practice of the Bank for the board to appoint a committee to consider candidates for board election, and that committee presents a recommendation for the board's consideration. The entire board then determines which candidate(s) should be nominated for the shareholders' approval. The Bank's Bylaws provide that a director may not stand for election after his or her seventieth birthday. Any director nomination, other than those made on behalf of existing management, must be stated in writing and filed with the President of the Bank and with the OCC not less than 14 days nor more than 50 days prior to the date of the shareholder meeting. The notice must contain certain information relating to the nominee for director. Nominations not made in accordance with the requirements will not be considered at the meeting.

            The Holding Company's Bylaws provide that nominations may be made by the Board or by any eligible shareholder. No person who will be age 70 or older on the date set for election shall be eligible for nomination for Director. In order for a shareholder to make a nomination, he or she must provide certain information with respect to his or her eligibility to submit a nomination, certain information about the nominee and certain enumerated information required under the Holding Company bylaws on a timely basis in advance of any annual meeting. Due to the specificity of the information required, and the timeliness of the submission of such information, any deficiency in or variance from the requirements set forth in the Bylaws may result in the Holding Company not recognizing such nomination submission.

            Shareholder Proposals. The Bank's Articles and Bylaws do not contain any requirements relating to the timing or content of shareholder proposals for shareholder vote.

            The Holding Company's Bylaws contain requirements relating to the timing or content of shareholder proposals for shareholder vote consistent with Rule 14a-8 of the regulations promulgated by the SEC under the Exchange Act. The Exchange Act provides that shareholders who own at least 1% or $1,000 of market value of voting securities of a registrant, which will include the Holding Company, may make a proposal for a vote at a shareholders' meeting if the proposal is received on a timely basis and may not otherwise be omitted by the registrant, all as described in more detail in that rule. The timing and content of shareholder proposals are very specifically set forth in the Holding Company's Bylaws. Failure to adhere to the strict requirements in the Bylaws may result in the Holding Company disregarding the proposal.

            Shareholder Voting Rights in General. The Bank's Articles provide shareholder preemptive rights and the Bylaws provide cumulative voting. The NBA provides that shareholders of all national banks, including the Bank, shall have cumulative voting in the election of directors and shareholder preemptive rights unless otherwise negated by the Bank's Articles of Association. The Holding Company articles do not provide cumulative voting to shareholders, and the Articles expressly deny shareholder preemptive rights. See "Description of Holding Company Capital Stock."

            State Anti-Takeover Statutes. The NBA does not provide any specific anti-takeover statutes to national banking associations, like the Bank. The Virginia SCA restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA. The Virginia SCA will apply to the Holding Company upon organization.

            Affiliated Transactions. The Virginia SCA contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 - 727.1 of the Virginia SCA. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia SCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

            Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia SCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

            The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

            None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

            These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Holding Company has not adopted such an amendment. There are no Interested Shareholders as defined by the Virginia SCA.

            Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia SCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Persons ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share

Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which the Holding Company has not done, by so providing in its articles of incorporation or bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.

            Dissenters' Rights. For a description of the respective rights for dissenting shareholders of the Bank, see "The Reorganization - Appraisal Rights for Dissenting Shareholders." Shareholders of the Holding Company will have substantially less rights in this regard than shareholders of the Bank.

Historical and Pro Forma Capitalization

            The table below sets forth the capitalization of the Bank as of December 31, 1996 and the pro forma capitalization of the Bank and Holding Company as adjusted to reflect the consummation of the Reorganization. Liabilities other than those related to the new line of credit are not shown below because the merger is not expected to have any effect on other liabilities.


                                   Historical
                                   ----------

                                                                    Holding
                                                         Bank       Company
                                                         ----       -------
Prior to the Reorganization

    Borrowings under line of credit..................$          0   $300,000(4)
                                                      ===========    =======
    Number of shares of Capital Stock
                Authorized
                    Preferred Stock(1)...............           0      1,000
                    Common Stock(1)..................     350,000      5,000
                Issued and Outstanding
                    Preferred Stock..................           0          0
                    Common Stock(2)..................     239,675         25

    Shareholders' Equity
                Common Stock(2)......................   $ 479,000      $  75
                Surplus(2)...........................   2,016,000        425
                Retained Earnings....................  10,174,000          0
                Net Unrealized Losses on
                    Securities Available-for-Sale,
                    Net of Tax Effect................    (12,000)          0
                                                        ---------         --
    Total Shareholders' Equity.......................$ 12,657,000      $ 500
                                                      ===========       ====

                                    Pro Forma

                                                                Holding Company
                                                                    Combined
                                                     Bank        with the Bank
After the Reorganization

  Borrowings under line of credit                 $          0    $         0(4)
                                                  ============    ===========
  Number of Shares of Capital Stock
              Authorized
                  Preferred Stock(2).............            0      1,000,000
                  Common Stock(1)................      350,000      3,000,000
              Issued and Outstanding
                  Preferred Stock................            0              0
                  Common Stock...................      239,675        719,025


  Shareholders' Equity(3)(5)
              Preferred Stock....................            0              0
              Common Stock.......................    $ 479,000    $ 2,157,000
              Surplus............................    2,016,000        338,000
              Retained Earnings..................   10,174,000     10,174,000
              Net Unrealized Losses on
                  Securities Available-for-Sale,
                  Net of Tax Effect..............      (12,000)       (12,000)
                                                     ---------      ---------

  Total Shareholders' Equity..................... $ 12,657,000   $ 12,657,000
                                                   ===========   ============

----------------
(1) The Holding Company is currently authorized to issue 5,000 shares of common stock and 1,000 of preferred stock. Prior to the Effective Date of the Reorganization, the Articles of Incorporation of the Holding Company will be amended in the form attached hereto as Appendix I to Exhibit A to increase the number of authorized shares of common stock to 3,000,000 and the number of authorized shares of preferred stock to 1,000,000.
(2) In order to capitalize the Holding Company, the five organizing directors of the Holding Company, Messrs. Gilliam, Tyler, Bohannon, Finch and Kent, each have purchased five shares of Holding Company stock at $20.00 per share. These shares will be redeemed by the Holding Company at $20.00 per share after consummation of the Reorganization.
(3) At the Effective Date, each of the issued and outstanding shares of Bank common stock will be converted into and become three shares of Holding Company common stock, par value $3.00, and the shareholders of the Bank will thereupon become shareholders of the Holding Company. The Holding Company will then own all the outstanding shares of Bank common stock.
(4) The Holding Company has arranged to draw upon a $300,000 line of credit provided by a correspondent bank to capitalize the Interim Bank. It is anticipated that the Holding Company will not draw upon the line of credit until several days before the effective date of the Merger. The capital of the Interim Bank will not be retained in the Continuing Bank. Such line of credit borrowings will be repaid immediately after the Effective Date of the Reorganization from funds provided by a special dividend from the Continuing Bank to the Holding Company. Because of the short duration of borrowings outstanding under the line, the resulting interest expense is expected to be minimal.
(5) The amount representing the par value of the additional shares issued and the three-for-one conversion was transferred from Surplus to Common Stock.

Regulation and Supervision

            The Bank currently is subject to regulation and examination by the OCC, and the Continuing Bank will continue to be subject to such regulation and examination after the Reorganization. In addition, the Holding Company will be subject to regulation by the FRB under the BHCA of 1956 and by the SCC under the Virginia Banking Act. The Holding Company also will be under the jurisdiction of the Securities and Exchange Commission and certain state securities commissions with respect to matters relating to the offer and sale of its securities. See "Regulation and Supervision" for additional information.



                              THE HOLDING COMPANY

General

            The Holding Company was incorporated under the laws of Virginia on January 22, 1997 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the outstanding shares of the Bank's common stock. It will be required to file an application with the FRB for prior approval to become a bank holding company, and application with the OCC for permission to merge the Bank into Pinnacle Bank, and an application with the SCC for approval of the proposed Reorganization. The Holding Company has not yet engaged in business activity (see "The Proposed Reorganization - Reasons for the Reorganization"). With the exception of this purchase of stock, the Holding Company has no current plans to engage in any activities other than acting as a holding company for the common stock of the Bank.

            The Holding Company owns no properties and therefore, as necessary, will use the Bank's existing premises, facilities and personnel. The Holding Company's needs in this regard are expected to be minimal, and the Holding Company will reimburse the Bank for such expenses, determined in accordance with generally accepted accounting principles. The Holding Company's offices will be located in the Bank's offices at 622 Broad Street, Altavista, Virginia. The Holding Company does not, therefore, contemplate any substantial expenditures for equipment, plant, or additional personnel, prior to consummation of the Reorganization, during 1997 or for the foreseeable future.

            After consummation of the Reorganization, the Holding Company will continue to follow the Bank's present policy of paying dividends as and when determined by the Board of Directors after consideration of the earnings, general economic conditions, the financial condition of the business, and other factors as might be appropriate in determining dividend policy. The Holding Company's payment of dividends will be entirely dependent upon the Bank's performance and dividend policy. Also, the Bank is subject to certain limitations under state and federal banking laws with respect to payment of dividends which may adversely affect payment of dividends. However, management does not anticipate that the Reorganization will affect current levels of dividend payments.

            The Holding Company is not a party to any pending legal proceedings before any court, administrative agency or other tribunal. Further, the Holding Company is not aware of any material litigation which is threatened against it or the Bank in any court, administrative agency, or other tribunal.

Management and Operations After the Merger

            On the effective date of the Reorganization, the Bank will be merged into Pinnacle Bank. The separate existence of the Bank will cease and Pinnacle Bank will change its name to First National Bank. The Holding Company will then serve as the parent holding company for the Continuing Bank.

            The Board of Directors of the Holding Company, after the Merger, initially will be comprised of eleven members. At the direction of the Board of Directors of the Bank, the incorporator of the Holding Company designated the following persons to serve as the initial directors of the Holding Company up to and following consummation of the Reorganization:

 Alvah P. Bohannon, III         R. B. Hancock, Jr.        Carroll E. Shelton
 John P. Erb                    James P. Kent, Jr.        Kenneth S. Tyler, Jr.
 Robert L. Finch                Percy O. Moore            John L. Waller
 Robert H. Gilliam, Jr.         Herman P. Rogers, Jr.

            The Board of Directors of the Bank in authorizing the formation of the Holding Company was not aware of any family relationship between any director or person nominated to become a director of the Holding Company; nor was the Board of Directors of the Bank aware of any involvement in legal proceedings which are material to any impairment of the ability or integrity of any director or person nominated to become such director.

              Approval of the Reorganization by the shareholders of the Bank at the Annual Meeting will be deemed to constitute the election of the five designees as directors of the Holding Company at the Effective Date. The Holding Company Board is divided into three classes, and directors are elected to serve staggered three-year terms. The classes into which the directors will be divided are as follows:

    Class I                        Class II                   Class III
    -------                        --------                   ---------
  John P. Erb                  Alvah P. Bohannon, III     Herman P. Rogers, Jr.
  Robert L. Finch              James P. Kent, Jr.         Carroll E. Shelton
  Robert H. Gilliam, Jr.       Percy O. Moore             Kenneth S. Tyler, Jr.
  R. B. Hancock, Jr.                                      John L. Waller

            The directors in Class I will serve until the 1998 Annual Meeting of Shareholders of the Holding Company, and the Class II directors and Class III directors will serve until the 1999 and 2000 Annual Meetings, respectively.

            The Board of Directors, officers and employees of the Bank will not change as a result of the Reorganization.

            Following the Reorganization, the Continuing Bank will keep its existing name and office locations and will continue to carry on its banking businesses in the same manner as before the Merger.

            The five members of the proposed Holding Company Board currently serve as members of the Board of Directors of the Bank. See "Management of the Bank--Directors" for a description of the initial directors' principal occupations for the past five years, their ages, the years in which they were first elected to the Board of Directors of the Bank and the number of shares of Bank common stock beneficially held by each of them.

            At its initial meeting following the Reorganization, the Holding Company Board will appoint Mr. Gilliam to serve as President and Chief Executive Officer, Mr. Shelton to serve as the Vice President, and Dawn P. Crusinberry to serve as Secretary,Treasurer and Chief Financial Officer.

Indemnification of Directors and Officers

            As mentioned above in "Comparison of the Rights of Shareholders - Director Liability and Indemnification," the Holding Company's Articles of Incorporation provide for the indemnification of the directors and officers. The Holding Company's Articles provide for indemnification of the directors and officers to the full extent permitted by the Virginia SCA as in effect from time to time. As of July 1, 1987, the Virginia SCA permits a corporation to provide in its articles of incorporation or a shareholder-approved bylaw for the mandatory indemnification of its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation so long as they have not engaged in willful misconduct or a knowing violation of the criminal law. Accordingly, the Holding Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

            In addition, the Holding Company's Articles of Incorporation eliminates the liability of the directors and officers of the Holding Company for monetary damages in connection with a derivative or shareholder proceeding. The limitation of liability in the Holding Company's Articles does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of the criminal law or a federal or state securities law.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Pinnacle Bank, N.A.

            Pinnacle Bank, N.A. ("Pinnacle Bank") has been organized as a subsidiary of the Holding Company solely for the purpose of implementing the Reorganization. In accordance with the Agreement, the Bank will be merged with and into Pinnacle Bank, and the surviving bank will continue the business of the Bank as a wholly-owned subsidiary of the Holding Company. Like the Bank, Pinnacle Bank has been organized as a national banking association. It is anticipated that the funds necessary to capitalize Pinnacle Bank will be provided by the Holding Company and its five initial directors from the proceeds of a loan made by a correspondent banking institution. Upon the effective date of the Reorganization, the shares required to capitalize Pinnacle Bank will be retired and the loan will be repaid. Pinnacle Bank owns no property and has no employees. The Holding Company has agreed to cause Pinnacle Bank to take all necessary action for approval of the Reorganization.

Description of Holding Company Capital Stock

            Authorized and Outstanding Capital Stock. The Holding Company is authorized to issue up to 3,000,000 shares of its common stock, par value $3.00 per share and 1,000,000 of its preferred stock, par value, $1.00. As of December 31, 1996, the Bank had 239,675 shares of Common Stock outstanding held by 347 shareholders of record. No shares of preferred stock were issued or authorized by the Bank. Following the Reorganization the Holding Company will have 719.025 shares of Common Stock outstanding, based upon an exchange ratio of three-for-one. The following summary description of the capital stock of the Holding Company is qualified in its entirety by reference to the Articles of Incorporation of the Holding Company (the "Holding Company's Articles") and the Holding Company's Bylaws, copies of which are available for inspection as exhibits to the registration statement filed with the SEC in conjunction with this Proxy Statement/Prospectus.

            Common Stock. The holders of Holding Company Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of Holding Company Common Stock are entitled to receive dividends when declared by the Holding Company's Board of Directors for which funds are legally available. The possible issuance of serial preferred stock with a preference over common stock as to dividends would impact the dividend rights of holders of Holding Company Common Stock.

            All shares of Holding Company Common Stock to be issued in the Reorganization are fully paid (or will be fully paid) and nonassessable. Holders of common stock will not be entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of holders of preferred stock, if and when issued. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

            Preferred Stock. The Holding Company will be authorized to issue 1,000,000 shares of Serial Preferred Stock, par value $1.00 per share. The Board of Directors will be authorized to assign preferences, rights and limitations to the shares of Serial Preferred Stock when they are issued. This authority gives the Board of Directors of the Holding Company flexibility in the structuring and financing of acquisitions and other financial activities. The Holding Company will also be able to use the Serial Preferred Stock to help deter hostile takeover attempts by assigning certain rights and preferences to the Serial Preferred Stock that will make it more difficult for a third party to gain control of the Holding Company.

            There are currently no plans nor do the Boards of Directors of the Holding Company or Bank anticipate any need to issue shares of Serial Preferred Stock of the Holding Company following the Reorganization.

            See "Certain Effects of the Reorganization - Comparison of the Rights of Shareholders" for a discussion of the similarities and differences between the rights and privileges of the shareholders of the Holding Company and the Bank.

Market for the Holding Company Common Stock

            No established public trading market currently exists for the Bank's common stock. No brokerage firm regularly makes a market for the Bank common stock. The stock is infrequently traded, and the current market for the stock is limited. The Bank is prohibited by law from holding or purchasing its own shares except in limited circumstances upon the approval of shareholders.

             Similarly, there will be no established public trading market for Holding Company common stock. Unlike the Bank, however, the Holding Company will generally be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the FRB. Specifically, if the Holding Company desires to purchase as much as 10% (in value) of its own stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. Otherwise, the Holding Company is restricted by sound business judgment, its prior commitments, and the consolidated financial condition of the Holding Company and its subsidiaries. In no event may a Virginia corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent.

                      THE FIRST NATIONAL BANK OF ALTAVISTA

Business

            The Bank was organized as a national bank in 1908 and commenced its general banking operations in December of that year, providing services to commercial and agricultural businesses and individuals in the Altavista area.

            With an emphasis on personal service, the Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit.

            The Bank serves a trade area consisting primarily of southern Campbell County, northern Pittsylvania County and southeastern Bedford County from facilities located in the Town of Altavista. The main office is located in the downtown area at 622 Broad Street, with a drive-in facility at 418 Main Street. The Bank's Vista Branch is at 1307 Main Street, situated on a front parcel at Town & Country Shopping Center. The Bank has automated teller machines with on-line network service at the drive-in office and at the Vista Branch. The Bank owns all of its facilities and there are no mortgages or liens against any of its real or personal property.

Securities Ownership of Certain Beneficial Owners

            No shareholder of the Bank owns 5% or more of the outstanding common stock. For information regarding securities ownership by members of the Bank's Board of Directors and management, please see "First National Bank Election of Directors; Management."


                       ELECTION OF DIRECTORS; MANAGEMENT

            All shareholders of the Bank are also encouraged to vote on the election of the Bank's Board of Directors. All shareholders may exercise cumulative voting rights in the election of the Bank's Board of Directors. With eleven Directors to be elected at the meeting, each shareholder will be entitled to vote eleven times the number of shares they own on the record date. These votes may be accumulated and voted for any number of Directors between one and eleven individuals. In order to exercise your cumulative voting rights, you should strike out any number of the Board nominated Directors on the Proxy. You may then accumulate all of your remaining votes on the remaining votes on the remaining nominees to serve as members of the Bank's Board of Directors. If you elect to exercise your cumulative voting rights, you should clearly state the number of votes you intend to cast opposite the individual's name on the Proxy. Your right to exercise cumulative voting is entirely in your discretion; otherwise, your votes will be split among the Board nominees to elect as many as possible.

            Nominees for Election. The following table sets forth certain information concerning the individuals nominated to serve as directors of the Bank as of the date of the mailing of this Proxy Statement/Prospectus. With the exception of Herman P. Rogers, Jr., the replacement director for Hugh W. Rosser who is retiring, each of these persons listed below currently serves as a Director of the Bank. They were elected March 12, 1996, to serve until the next annual meeting of the shareholders. All directors of the Bank received an annual retainer of $3,000 in 1996 and, in addition, the outside directors received $125.00 for each committee meeting attended.


                                                                                  Common
                                                                                Shares of     Ownership as a
                                                                 Director of      Bank         Percentage of
  Name (Age) and                  Principal Occupation              Bank       Beneficially    Common Stock
      Address                        Last Five Years               Since       Owned (1)(2)     Outstanding
      -------                        ---------------               -----       ------------     -----------
Alvah P. Bohannon, III, 49                 President               1985              640                  *
   Altavista, Virginia               Altavista Motors, Inc.


     John P. Erb, 53                Assistant Superintendent       1989            567(3)                 *
   Altavista, Virginia              Campbell County Schools


   Robert L. Finch, 66                       Former                1986            804(4)                 *
   Altavista, Virginia               President & Treasurer
                                      Finch & Finch, Inc.

Robert H. Gilliam, Jr., 51           President & CEO               1979            1,248                  *
 Lynch Station, Virginia         The First National Bank
                                      of Altavista


  R. B. Hancock, Jr., 46               President & Owner           1994            585(5)                 *
   Huddleston, Virginia        R.B.H., Inc. d/b/a Napa Auto Parts


  James P. Kent, Jr., 57                 Partner                   1980          2,841(6)                 *
      Hurt, Virginia                   Kent & Kent


       Percy O. Moore, 63                Retired                   1989            567(3)                 *
   Altavista, Virginia         Customer Service Supervisor


   Herman P. Rogers, Jr., 53          Plant Manager                N.A             500(3)                 *
 Lynch Station, Virginia          BGF Industries, Inc.


     Carroll E. Shelton, 46       Senior Vice President            1990            987(3)                 *
     Hurt, Virginia              The First National Bank
                                       of Altavista

Kenneth S. Tyler, Jr., 56            President & CEO               1976              597                  *
   Altavista, Virginia           The Lane Company, Inc.


   John L. Waller, 53               Owner & Operator               1989            567(7)                 *
     Hurt, Virginia                Waller Farms, Inc.

All directors and executive                                                       12,134                5.1%
officers as a group (15 persons)
------------------

* Less than 1.0%; based on total outstanding shares of 239,675 shares as of the date of this Proxy Statement/Prospectus.
(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.
(2) Includes shares held by affiliated corporations, close relatives, and children, and shares held jointly with spouses or as custodians or trustees for children.
(3)    Shares held jointly with spouse.
(4) 154 of the reported shares as held jointly with spouse and 5 shares held solely in spouse's name.
(5) 525 of the reported shares held jointly with spouse and 60 shares held as custodian for minor child.
(6)    275 of the reported shares held solely in spouse's name.
(7) 26 of the reported shares held in name of majority children living at home.

            Meetings and Committees of the Board of Directors. The Board of Directors conducts its business through meetings of the Board and through its committees. During calendar year 1996, the Board of Directors held 13 meetings. No director attended fewer than 75 percent of the total meetings of the Board of Directors and committees on which he or she served during this period. A brief description of each of the committees of the Bank follows.

            Planning Committee. The Planning Committee's reviews and makes recommendation to the board on matters affecting the future direction of the Bank. Members of the Planning Committee are Messrs. Erb, Finch, Kent, Tyler, Shelton and Gilliam, and they met eleven times in 1996.

            Loan Committee. The Loan Committee formulates and oversees the loan policy of the Bank. The Loan Committee has the power to discount and purchase bills, notes and other debt, to buy and sell bills of exchange, and to examine and approve loans and discounts. Members of the Loan Committee are Messrs. Erb, Kent, Rosser, Waller, Shelton and Gilliam, and they met fourteen times in 1996.

            Investment Committee. The Investment Committee is responsible for the investment policy of the bank and reviews the investment portfolio of the
bank on an annual basis.   Members of the Investment Committee are Messrs.
Bohannon, Finch, Rosser, Tyler, Shelton and Gilliam, and they met five times in 1996.

            Audit Committee. The Audit Committee meets to review reports of the Bank's internal auditor who reports directly to the Audit Committee and reviews the annual report of the Bank's independent auditors. Members of the Audit Committee are Messrs. Bohannon, Finch, Hancock, Moore and Waller, and they met four times in 1996.

            Personnel Committee. The Personnel Committee reviews officer and employee compensation and employee benefit plans and makes recommendations to the board concerning such matters. The Personnel Committee makes recommendations as to the employment of officers of the bank. Members of the Personnel Committee are Messrs. Erb, Hancock, Moore, Tyler and Gilliam, and they met three times in 1996.

            Nominating Committee. The Nominating Committee's duties include consideration of candidates for board election. The Nominating Committee makes a recommendation to the board concerning candidates for any vacancy that may occur and the entire board then determines which candidate(s) should be nominated for the shareholders' approval. Members of the Nominating Committee are Messrs. Erb, Kent, Tyler and Gilliam, and they met one time in 1996. While the Board of Directors will consider nominees recommended by shareholders, it has not actively solicited recommendations from the Bank's shareholders for nominees, nor has it established any procedures for this purpose.

            Executive Compensation. The following table provides information concerning Mr. Gilliam, President and CEO, the only executive officer of the Bank whose compensation exceeded $100,000 for any of the three years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
                               -------------------

       Name and
       Principal                                                  All Other
       Position         Year     Salary($)(1)    Bonus($)    Compensation($)(2)
       --------         ----     ------------    --------    ------------------
Robert H. Gilliam, Jr.  1996       106,150        12,378           1,855
President & Chief       1995       101,650         8,924           1,247
Executive Officer       1994        95,550        11,178             454

(1) Includes a Board retainer of $3,000 in 1996, $2,500 in 1995 and $2,400 in 1994.
(2) Cost (based on IRS uniform cost table) of more than $50,000 of group-term life insurance provided by employer.

            Transactions with Management. Directors and officers of the Bank and persons with whom they are associated have had, and expect to have in the future, banking transactions with the Bank in the ordinary course of their businesses. In the opinion of management of the Bank, all such loans and commitments for loans were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons were made in the ordinary course of business, and do not involve more than a normal risk of collectibility or present other unfavorable features.

            Principal Security Holders. The Bank knows of no person or group that beneficially owned more than five percent of the outstanding shares of Common Stock as of February __, 1997.



                           SUPERVISION AND REGULATION

General

            Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Holding Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve, the FDIC, the OCC, the Internal Revenue Service, federal and state taxing authorities, and the SEC. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

            Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Holding Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

            The following references to material statutes and regulations affecting the Holding Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Holding Company and the Bank.

The Holding Company

Bank Holding Companies

            As a result of the Reorganization, the Bank will become a subsidiary of the Holding Company, and the Holding Company must register as a bank holding company under the BHC Act and become subject to regulation by the FRB. The FRB has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking, or to managing or controlling banks, as to be a proper incident thereto.

            The BHC Act currently prohibits the FRB from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's principal bank subsidiary is principally located, unless such an acquisition is expressly authorized by statute of the state where the bank whose shares are to be acquired is located. However, under recently enacted federal legislation, the restriction on interstate acquisitions was abolished effective September 1996, and bank holding companies from any state are able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective May 1, 1997 (unless state law permits such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

            There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the FRB with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

            Banking laws also provide that amounts received from the liquidation or other dissolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any bank or bank subsidiary.

            The Holding Company also will be required to register in Virginia with the SCC under the financial institution holding company laws of Virginia. Accordingly, the Holding Company, and to a limited extent the Bank, will be subject to regulation and supervision by the SCC.

            Finally, the Holding Company will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the Securities and Exchange Commission.

Regulatory Capital Requirements

            All financial institutions are required to maintain minimum levels of regulatory capital. The FRB and OCC have established substantially similar risk-based and leveraged capital standards for financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, the Bank is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier l capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss reserve. The Tier 1 and total capital to risk-weighted assets ratios of the Bank on a pro forma combined basis following the Reorganization as of December 31, 1996 are 15.79% and 16.63%, respectively, exceeding the minimums required. Based upon the applicable FRB and OCC regulations, at December 31, 1996, the Holding Company and the Bank would be considered "well capitalized". (See, the "Capital Ratios" table in this section below.)

            In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to adjusted total assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Bank as of December 31, 1996, was 7.14% above the minimum requirements.

            Each federal regulatory agency is required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The FRB has solicited comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighted by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. In 1995, the FRB and the OCC solicited comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of nontraditional activities. The revision proposed to amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted as a final rule by the FRB and the OCC and subsequently became effective on January 17, 1996. The Holding Company and the Bank do not expect the final rule to have a material impact on their respective capital requirements; however, one or more of the applicable federal regulatory agencies may, as an integral part of their examination process, require either the Holding Company or the Bank to provide additional capital based on such agency's judgment of information available at the time of examination.

            The following table summarizes the minimum regulatory and current capital ratios for the Holding Company, on a consolidated basis, and the Bank, at December 31, 1996, and also the pro forma combined capital ratios as of December 31, 1996.

                                 Capital Ratios
                                 --------------
                                                           First
                                           Regulatory    National    Pro Forma
                                            Minimum      Current      Combined
                                           ----------    --------    ---------
Risk-based capital (1)
    Tier 1(2)...........................         4.00%     15.79        15.79
    Total(2)............................         8.00      16.63        16.63
Leverage (2)............................         3.00      10.14        10.14
    Total shareholders' equity
    to total assets.....................        N/A        10.13        10.13

(1) The pro forma risk-based capital ratios have been computed using pro forma combined historical data for the Holding Company and the Bank at December 31, 1996.
(2) Risk-based capital ratios and leverage ratios are applicable only to the Bank.

Limits on Dividends and Other Payments

            Certain state law restrictions are imposed on distributions of dividends to shareholders of the Holding Company. The Holding Company's shareholders are entitled to receive dividends as declared by the Holding Company's Board of Directors in accordance with Section 13.1-653 of the Code of Virginia. Generally, distributions are made out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividend payments therefore may be limited in accordance with the provisions of the Virginia SCA and of the Holding Company's Articles.

            Banks likewise have limitations imposed upon all dividends, including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the net profits for the two preceding years. As of December 31, 1996, the Bank had approximately $1,945,000 available for dividends, which following the Reorganization could be paid to the Holding Company.

            Following the consummation of the Reorganization, the Holding Company's ability to pay dividends to its shareholders will depend on dividends paid to it by the Bank. Based on the Bank's current financial condition, the Holding Company expects that the above-described provisions will have no impact on the Holding Company's ability to obtain dividends from the Bank or on the Holding Company's ability to pay dividends to its shareholders.

The First National Bank of Altavista and the Continuing Bank

            In addition to the regulatory provisions regarding holding companies addressed above, the Bank is subject to extensive regulation as well. The Bank and the Continuing Bank (the "Banks") are federally chartered national banks, and as such they are subject to regulation by the OCC. The Banks must file reports with the OCC concerning its activities and financial condition, and in addition obtain regulatory approval before entering into certain transactions such as mergers with or acquisitions of other financial institutions. The Banks' deposit accounts are insured up to applicable limits by the FDIC. (See, "--Insurance of Accounts, Assessments and Regulation by the FDIC"). The OCC, as the primary regulator of national banks, has enforcement authority over all national banks. The FDIC also has authority to impose enforcement action on such banks and all "institution-affiliated parties", including directors, officers, controlling stockholders, and other persons or entities participating in the affairs of the national banks, as well as attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to harm an insured institution. The OCC conducts periodic examinations to evaluate each national bank's compliance with various regulatory requirements. The OCC completed its most recent regular supervisory examination on January 21, 1997. The Banks also are members of the FRB.

            National banks have restrictions on their investment and lending authorities. Secured or unsecured loans for commercial, corporate, business or agricultural purposes are subject to limitations on amount based upon the institution's capital. In addition, the aggregate amount of all loans secured by liens on nonresidential real property may not exceed prescribed multiples of the institution's regulatory capital; however, an institution may be permitted to exceed a specific lending limit only if the OCC determines that relief from this restriction poses no significant risk to the safe and sound operation of the national bank and is consistent with prudent operating practices. National banks may make loans for personal, family or household purposes, but such loans and investments are also subject to limitations. At December 31, 1996, the Bank was in compliance with each of the applicable limitations and requirements.

            Additional limitations are imposed on the aggregate amount of loans that a national bank may make to any one borrower, including relating entities. With certain limited exceptions, a loan-to-one-borrower not fully secured by collateral having a market value at least equal to the amount of the loan may not exceed 15% of the banks unimpaired capital and surplus. A loan-to-one-borrower fully secured by readily marketable collateral at least equal in value to the amount of the loan outstanding may not exceed an additional 10% of the bank's unimpaired capital and surplus. At December 31, 1996, the maximum amount which the Bank could have loaned unsecured to one borrower (and related entities) under the limit imposed was $1,984,000. At December 31, 1996, the Bank had no borrowers to which it had outstanding loans in excess of its loans-to-one-borrower limit.

Insurance of Accounts, Assessments and Regulation by the FDIC

            The Bank is a nationally-chartered bank whose primary regulator is the OCC. However, the Bank is a member of the Bank Insurance Fund ("BIF") of the FDIC, except certain of its deposits acquired from CorEast Savings Bank are insured by the Savings Association Insurance Fund ("SAIF"). As a BIF insured institution with certain SAIF insured deposits, the Bank is subject to FDIC rules and regulations as administrator of the BIF and SAIF. The Bank's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation). As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

            On March 6, 1992, the Bank, as a BIF insured institution, acquired the obligation to pay deposits owed by CorEast as a SAIF insured institution. This transaction was effected under the "Oakar" amendment to the Federal Deposit Insurance Act (the "FDI Act"), which provides for, among other things, that the buyer of SAIF deposits, in this case the Bank, becomes subject to the assessment by the seller's insurance fund (the SAIF) as to the acquired deposits which must remain insured by the seller's insurance fund, thus becoming the secondary fund of the buyer.

            As a BIF institution, the Bank's BIF assessment rate falls within a range of 0.00% to 0.31% of BIF insured deposits depending upon, among other things, the institution's regulatory capital levels and other factors which relate to the institution's perceived risk to the insurance funds administered by the FDIC. The Bank is currently classified as "well-capitalized" and therefore pays the lowest amount allowed.

            SAIF deposits have traditionally been scheduled at higher insurance rates than BIF deposits. Under prior assessment schedules, SAIF rates have ranged from 23 basis points for institutions in the best assessment risk classification to 31 basis points for institutions in the least favorable one. This schedule has recently been adjusted to implement the risk-based assessment program required by amendments to the FDI Act. The new schedule has been designed to increase the reserve ratio of the SAIF - the ratio of the SAIF's net worth to aggregate SAIF-insured deposits, to the designated reserve ratio ("DRR"). The DRR is a target ratio that has a fixed value for each year. The value is either 1.25 percent or such higher percentage as the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF. The assessment rates for the BIF were much lower than the comparable rates for the SAIF, because the BIF's reserve ratio had already reached the DRR. The disparity created incentives for institutions to move deposits from SAIF-insured status to BIF-insured status, and raised the question of whether a shrinking SAIF-assessable deposit base could continue both to service the interest on FICO debt and to capitalize the SAIF.

            In response to these circumstances, Congress adopted the Deposit Insurance Funds Act of 1996 (the "Funds Act"), on September 30, 1996. The Funds Act called for the FDIC to impose a one-time special assessment on SAIF-assessable deposits to raise the SAIF's reserve ratio to the DRR as of October 1, 1996. The Funds Act also ended the link between the amounts assessed by the Financing Corporation ("FICO"), an FDIC corporation formed to assist the FDIC with changes in the methods of assessment and other matters, and the amounts authorized to be assessed by the SAIF, effective January 1, 1997.

            The Funds Act also separates, effective January 1, 1997, the FICO assessment to service the interest on certain related bond obligations from the SAIF assessment. The amount assessed on individual institutions by the FICO will be in addition to the amount paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. However, between October 1, 1996, and January 1, 1997, any amount required by the FICO will be deducted from the amounts the FDIC is authorized to assess SAIF-member savings associations, and must not be assessed against Sasser and BIF-member Oakar institutions. FICO assessment rates for the first semiannual period of 1997 were set at 1.30 basis points annually for BIF-assessable deposits and 6.48 basis points annually for SAIF-assessable deposits. These rates may be adjusted quarterly to reflect changes in assessment bases for the BIF and the SAIF. By law, the FICO rate on BIF-assessable deposits must be one-fifth the rate on SAIF-assessable deposits until the insurance funds are merged or until January 1, 2000, whichever occurs first. The rule establishes a SAIF rate schedule of 0 to 27 basis points effective for BIF-member Oakar institutions on October 1, 1996, and effective for all institutions beginning January 1, 1997. The Bank does not expect that the revised BIF and SAIF risk-based assessment schedules will have a materially adverse effect on earnings following the Reorganization.

            The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the insurance fund. Also, the FDIC may initiate enforcement actions against banks after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution, including the Bank, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the Bank's deposit insurance.

Other Safety and Soundness Regulations

            The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

            Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. The Holding Company has not yet determined the effect that the proposed rule would have on its operations and the operations of its depository institution subsidiaries if it is enacted substantially as proposed.

Community Reinvestment

            The requirements of the Community Reinvestment Act ("CRA") affect the Bank. The CRA imposes on financial institutions an affirmative obligation to help meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in helping meet community credit needs currently is evaluated as part of the examination process pursuant to a new regulation recently adopted by the banking regulatory agencies. Under the new regulation a financial institution's efforts in helping meet its community's credit needs are evaluated according to a three-pronged test (lending, investment and service) which replaces the twelve assessment factors used previously. The grade received by a bank is considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of the Bank, it is meeting its obligations under the CRA.


                            APPOINTMENT OF AUDITORS

            KPMG Peat Marwick LLP ("KPMG") served as the Bank's independent certified public accountant for calendar year 1996. The Board of Directors approved the reappointment of KPMG to serve as the Bank's auditors for calendar year 1997. KPMG's opinion on the Bank's 1996 financial statements was unqualified.

                                 OTHER MATTERS

            The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                 LEGAL MATTERS

            The legality of Holding Company common stock to be issued pursuant to the Reorganization will be passed upon for the Holding Company by the law firm of Mays & Valentine, Richmond, Virginia, which has acted as counsel to the Bank and the Holding Company in connection with the Reorganization.


                                    EXPERTS

            The financial statements of The First National Bank of Altavista as of December 31, 1996 and 1995 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             SHAREHOLDER PROPOSALS

            As currently contemplated, the Reorganization will be consummated in the second quarter of 1997. Therefore, assuming the reorganization described herein is approved, the Holding Company will be conducting the 1998 Annual Meeting of Shareholders. Shareholder proposals intended to be presented at the Holding Company's 1998 Annual Meeting must be submitted to the Holding Company by October 10, 1997 in order to be considered for inclusion in the proxy materials for such meeting.

                                                                EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 22, 1997, by and among Pinnacle Bankshares Corporation, a proposed bank holding company organized under the laws of Virginia, with its principal office in Altavista, Virginia (the "Holding Company"), and The First National Bank of Altavista, a banking corporation organized under the laws of the United States of America, with its Main Office in Altavista, Virginia (the "Bank").

                                   WITNESSETH:

          WHEREAS, the Holding Company has initiated steps to establish Pinnacle Bank, N.A. (the "Receiving Bank"). After the organizers receive regulatory approval for the formation of the Receiving Bank, the Receiving Bank shall become an additional party to the Agreement. The Holding Company, the Bank and the Receiving Bank (once formed) shall be collectively referred to as the "Constituent Corporations."

          WHEREAS, the respective boards of directors of the Constituent Corporations consider the merger of the Bank into the Receiving Bank, so that the Bank will become and be a wholly-owned subsidiary of the Holding Company (the "Merger"), to be in the respective best interests of the Constituent Corporations and their shareholders. To that end, each such board has approved this Agreement and Plan of Reorganization.

          NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Constituent Corporations agree as follows:

          1. The Merger. At the Effective Date of the Merger (as hereinafter defined), the Bank shall be merged with and into the Receiving Bank, which shall be the surviving or continuing corporation, under the Articles of Association of the Receiving Bank. The Merger shall be pursuant to the provisions of 12 U.S.C.
Section 215a and with the effect specified in that section.

          2. Name; Articles of Incorporation; Bylaws; Offices. At the Effective Date, the name of the Receiving Bank (herein referred to as the "Continuing Bank" whenever reference is made to it as of the Effective Date or thereafter) shall be changed to The First National Bank of Altavista, and the Articles of Association and Bylaws of the Receiving Bank shall become and be the Articles of Association and Bylaws of the Continuing Bank. As of the Effective Date, the Articles of Incorporation of the Holding Company shall be amended and restated in substantially the form attached as Appendix I hereto. The main office and branches of the Bank immediately prior to the Merger shall become the main office and branches of the Continuing Bank.

          3. Conversion of Shares. Upon, and by reason of, the Merger becoming effective pursuant to the issuance of a Certificate of Merger, or other corresponding order, by the Office of the Comptroller of the Currency (the "Effective Date"), no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

                    (a) Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall be automatically exchanged for three shares of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equivalent number of shares of Holding Company Common Stock after multiplying by a factor of three (the "Exchange Ratio"). As soon a practicable thereafter, the Holding Company will issue new stock certificates representing Holding Company Common Stock received in the Merger adjusted in accordance with the Exchange Ratio. Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing the Exchange Ratio adjusted shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

                    (b) Shares of Receiving Bank Common Stock issued and outstanding shall, by virtue of the Merger, continue to be issued and outstanding shares held by the Holding Company.

          4. Capital of the Bank. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank at March 31, 1997, adjusted, however, for capital contributions, normal earnings and expenses, and other capital changes between March 31, 1997, and the Effective Date.

          5. Board of Directors; Officers. (a) At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Continuing Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

                    (b) At the Effective Date, the respective officers of the Continuing Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

          6. Rights of Dissenting Shareholders. Shareholders of the Bank who dissent from the Merger will not be entitled to the dissenters' rights and remedies set forth in the provisions of 12 U.S.C Section 215a.

          7. Conditions to the Merger. Consummation of the Merger is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning more than two-thirds of the outstanding shares of common stock of the Bank and the Receiving Bank, respectively, at meetings to be held on the call of their respective boards of directors, (ii) the receipt of the required regulatory approvals, and (iii) the receipt of an opinion of counsel as to the tax-free nature of the transaction. Upon the satisfaction of the foregoing conditions, the Merger shall become effective at the time specified in a Certificate of Merger to be issued by the Comptroller of the Currency approving the Merger.

          8. Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Receiving Bank or the Bank prior to the approval of the Agreement by the shareholders of such party or by the mutual consent of the respective boards of directors of the Receiving Bank and the Bank after any shareholder group has taken the requisite affirmative action. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank, the Receiving Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

          WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Cashier or Secretary, pursuant to duly authorized resolutions of its Board of Directors.


ATTEST:                             PINNACLE BANKSHARES CORPORATION
                                    (in formation)


/s/ Dawn P. Crusinberry             By: /s/ Robert H. Gilliam, Jr.
Secretary                                 Robert H. Gilliam, Jr.
Pinnacle Bankshares Corporation           President and Chief Executive Officer


ATTEST:                             THE FIRST NATIONAL BANK OF ALTAVISTA



/s/ Dawn P. Crusinberry             By: /s/ Robert H. Gilliam, Jr.
Cashier                                   Robert H. Gilliam, Jr.
The First National Bank of Altavis        President


ATTEST:                             PINNACLE BANK
                                    (in formation)


/s/ Dawn P. Cruisinberry            By: /s/ Robert H. Gilliam, Jr.
Pinnacle Bank, N.A.                       Robert H. Gilliam, Jr.
                                          President

                                                                APPENDIX I


                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                         PINNACLE BANKSHARES CORPORATION


                                     I. NAME


         The name of the Corporation is Pinnacle Bankshares Corporation.


                                   II. PURPOSE

                        The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.


                               III. CAPITAL STOCK

                        The Corporation shall have authority to issue three million (3,000,000) shares of Common Stock, par value $3.00 per share, and one million (1,000,000) shares of Serial Preferred Stock, par value $1.00 per share.

                            A. Serial Preferred Stock

                        Section 1. Issuance In Series. The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a) - (h), both inclusive of this Section 1 as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any share of such series.

                        The shares of the Serial Preferred Stock of different series may vary as to:

                                    (a) the number of shares constituting such
                        series, and the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes;

                                    (b) the rate of dividend, the time of
                        payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

                                    (c) any right to vote with holders of shares
                        of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

                                    (d)  the price at and the terms and
                        conditions on which shares may be redeemed;

                                    (e)  the amount payable upon shares in event
                        of involuntary liquidation;

                                    (f)  the amount payable upon shares in event
                        of voluntary liquidation;

                                    (g)  any sinking fund provisions for the
                        redemption or purchase of shares; and

                                    (h) the terms and conditions on which shares
                        may be converted, if the shares of any series are issued with the privilege of conversion.

                        The shares of all series of Serial Preferred Stock shall be identical except as, within the limitations set forth above in this Section 1, shall have been fixed and determined by the Board of Directors prior to the issuance thereof.

                        Section 2. Dividends. The holders of the Serial Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, dividends at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be fixed for such series. Dividends, if cumulative and in arrears, shall not bear interest.

                        No dividends shall be declared or paid upon or set apart for the Common stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect of dividends or assets (hereinafter called Junior Stock), and no shares of Serial Preferred Stock, Common stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding aerial preferred stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the Holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms "current dividend period" and "past dividend period" mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period, or any past dividend period, as the case may be, with respect to each such series.

                        Section 3. Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If upon any such liquidation, dissolution or winding up, the assets distributable among the holders of Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled. For the purposes of this Section 3, the expression "dividends accrued or in arrears" means, in respect of each share of the Serial Preferred Stock of any series at a particular time, an amount equal to the product of the rate of dividend per annum applicable to the shares of such series multiplied by the number of yearn and any fractional part of a year that shall have elapsed from the date when dividends on such shares became cumulative to the particular time in question less the total amount of dividends actually paid on the shares of such series or declared and set apart for payment thereon; provided, however, that, if the dividends on such Shares shall not be fully cumulative, such expression shall mean the dividends, if any, cumulative in respect of such shares for the period stated in the articles of serial designation creating such shares less all dividends paid in or with respect to such period.

                                 B. Common Stock

                        Section 1. Subject to the provisions of law and the rights of holders of shares at the time outstanding of Serial Preferred Stock, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in much amounts as the Board of Directors may deem advisable.

                        Section 2. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of Serial Preferred Stock shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

                        Section 3. The holders of Common Stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.


                            IV. NO PREEMPTIVE RIGHTS

                        No holder of capital stock of the corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.


                                  V. DIRECTORS

                        Section 1. The Board of Directors shall consist of a minimum of three (3) and a maximum of fifteen (15) individuals, and the number of directors may be fixed or changed from time to time within such range by the Board of Directors.

                        Section 2. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III as nearly equal in number as possible. Directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1998 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 1999 annual meeting of the shareholders, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2000 annual meeting of shareholders. The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

                        Section 3. Directors of the Corporation may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

                        Section 4. If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. In such event, the successor elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

                VI. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

                        Any amendment of the Corporation's Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.


                   VII. LIMIT ON LIABILITY AND INDEMNIFICATION

                        Section 1. To the full  extent  that the  Virginia
Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

                        Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

                        Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

                        Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

                        Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

                        Section 6. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

                        Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.


                    VIII. INITIAL REGISTERED OFFICE AND AGENT

                        The post office address of the initial registered office is 23rd Floor, 1111 East Main Street, Richmond, Virginia 23219. The name of the City in which the initial registered office is located is Richmond. The name of the initial registered agent is Fred W. Palmore, III, whose business office is the same as the registered office and who is a resident of Virginia and a member of the Virginia State Bar.



Date: January 21, 1997                   _________________________________
                                                    Timothy P. Veith
                                                    Incorporator

                                                                     EXHIBIT B




12 U.S.C. ss. 215a(b)
Mergers of national banks or State banks into national banks.


Dissenting shareholders. If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

                Part II - Information Not Required in Prospectus

Item 20.  Indemnification of Officers and Directors

            Article VII of the Registrant's Articles of Incorporation mandates indemnification of the Registrant's directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) as in effect from time to time. As of the date hereof, the Virginia Act permits a corporation, to the extent authorized by its articles of incorporation, to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation so long as they have not engaged in willful misconduct or a knowing violation of the criminal law, and accordingly the Registrant is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

            In addition, Article VII of the Registrant's Articles of Incorporation limits the liability of the Registrant's directors and officers to the full extent permitted by the Virginia Act. As of the date hereof, the Virginia Act places a limit on the liability of a director or officer in derivative and shareholder proceedings equal to the lesser of: (i) the monetary amount, including the elimination of liability, specified in the corporation's articles of incorporation or a shareholder-approved by-law; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the officer or director. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The effect of the Registrant's Articles of Incorporation, together with the Virginia Act, is to accordingly limit liability of directors and officers for money damages in shareholder derivative proceedings, so long as the required standard of conduct is met.

Item 21.    Exhibits and Financial Statement Schedules

            An index of exhibits appears at Page II-4 hereof.

Item 22.    Undertakings

(a)         (a)         The undersigned registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)    To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                                    (ii)   To reflect in the prospectus any
                                    facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                    (iii)  To include any material information
                                    with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                        (g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Altavista, Virginia, on January 22, 1997.


                                         PINNACLE BANKSHARES CORPORATION
                                         Altavista, Virginia



                                         by:         /s/ Robert H. Gilliam, Jr.
                                         ---------------------------------------
                                                         Robert H. Gilliam, Jr.
                                                         President and
                                                         Chief Executive Officer


            Pursuant to the requirements of the securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                          NAME                                            TITLE                                      DATE
                                                           President and Chief Executive Officer
            /s/ Robert H. Gilliam, Jr.                    (Principal Executive Officer) and Director      January 22, 1997
--------------------------------------------
    Robert H. Gilliam, Jr.

                                                          Secretary, Treasurer and Chief Financial
                                                          Officer (Principal Financial
            /s/ Dawn P. Crusinberry.                      and Accounting Officer)                         January 22, 1997
--------------------------------------------
    Dawn P. Crusinberry


            /s/ Alvah P. Bohannon, Jr.                    Director                                        January 22, 1997
--------------------------------------------
    Alvah P. Bohannon, III


            /s/ Robert L. Finch                           Director                                        January 22, 1997
--------------------------------------------
    Robert L. Finch


            /s/ James P. Kent, Jr.                        Director                                        January 22, 1997
--------------------------------------------
    James P. Kent, Jr.


            /s/ Kenneth S. Tyler, Jr.                     Director                                        January 22, 1997
--------------------------------------------
    Kenneth S. Tyler, Jr.

                                INDEX TO Exhibit

                                                                                                      Sequential
    Exhibit No.                     Description of Exhibit                                            Page Number

           1                        Not Applicable.

           2                        Agreement and Plan of Reorganization, dated
                                    January 22, 1997, between The First National
                                    Bank of Altavista (the "Bank"), Pinnacle
                                    Bankshares Corporation ("Registrant") and
                                    Pinnacle Bank, N.A. (information), filed as
                                    Exhibit A to the Proxy Statement/Prospectus included in this Registration Statement.

           3(i) Articles of Incorporation of the Registrant, filed as Appendix I to Exhibit A to the Proxy Statement / Prospectus.

           3(ii)                    Bylaws of the Registrant.

           4 See Exhibits 3(i) and 3(i) incorporated herein by reference.

           5                        Form of opinion of Mays & Valentine  regarding
                                    the  legality of the  securities being registered and consent.

           6                        Not Applicable.

           7                        Not Applicable.

           8                        Form of tax opinion of Mays & Valentine regarding
                                    the Reorganization.

           9                        Not Applicable.

          10                        None.

          11                        Not applicable.

          12                        Not applicable.

          13                        The financial statements (including an
                                    executed accountants report) as contained in the Bank's 1996 Annual Report to
                                    Shareholders, to be delivered with the Proxy
                                    Statement / Prospectus related to the 1997
                                    Annual Meeting of Shareholders of the Bank.

          14                        Not Applicable.

          15                        Not Applicable.

          16                        Not Applicable.

          17                        Not Applicable.

          18                        Not Applicable.

                                      II-4


          19                        Not Applicable.

          20                        Not Applicable.

          21                        None.

          22                        Not Applicable.

        23.1                        Consent of KPMG Peat Marwick LLP

        23.2 Consent of Mays & Valentine (included as part of Exhibit 5).

          25                        Not Applicable.

          26                        Not Applicable.

          27                        Not Applicable.

          28                        Not Applicable.

        99.1                        The manually  signed  report,  dated January 8, 1997,
                                    of KPMG Peat Marwick LLP as accountants for the Bank
                                    (see Exhibit 13 above).

        99.2                        Form of proxy of the Bank

                                   II-5